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                                                                      EXHIBIT 12


           UNION PACIFIC RAILROAD COMPANY AND CONSOLIDATED SUBSIDIARY
                             AND AFFILIATE COMPANIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                        For the Years Ended December 31,


                     (Millions of Dollars, Except for Ratio)

                                                                   2000         1999         1998[a]        1997          1996
                                                                 --------     --------      --------      --------      --------
Earnings from continuing operations ........................     $    926     $    854      $     27      $    620      $    940
Undistributed equity earnings ..............................           24          (45)          (44)          (37)          (47)
                                                                 --------     --------      --------      --------      --------
   Total operating earnings ................................     $    950     $    809      $    (17)     $    583      $    893
                                                                 --------     --------      --------      --------      --------
Income taxes ...............................................          511          465           (11)          332           477
                                                                 --------     --------      --------      --------      --------
Fixed charges:
   Interest expense including amortization of
     debt discount .........................................     $    592     $    618      $    603      $    473      $    323
   Portion of rentals representing an interest factor ......          169          181           175           158           129
                                                                 --------     --------      --------      --------      --------
Total fixed charges ........................................     $    761     $    799      $    778      $    631      $    452
                                                                 --------     --------      --------      --------      --------
Earnings available for fixed charges .......................     $  2,222     $  2,073      $    750      $  1,546      $  1,822
                                                                 --------     --------      --------      --------      --------
Ratio of earnings to fixed charges .........................          2.9          2.6           1.0           2.4           4.0
                                                                 --------     --------      --------      --------      --------

[a]  1998 earnings were inadequate to cover fixed charges by $28 million.